Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Central Pacific Financial Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Central Pacific Financial Corp. of our reports dated February 28, 2014, with respect to the consolidated balance sheets of Central Pacific Financial Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Central Pacific Financial Corp.

Our report dated February 28, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Central Pacific Financial Corp. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the Company’s allowance for loan and lease losses has been identified and included in Management’s Report on Internal Control Over Financial Reporting.

/s/ KPMG, LLP

Honolulu, Hawaii
June 18, 2014